The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission.

Subject to completion dated December 1, 2010.

PRELIMINARY PRICING SUPPLEMENT NO. 573 dated December [•], 2010	Filed pursuant to Rule 424(b)(5)
to Prospectus Supplement and Prospectus dated February 4, 2010	Registration Statement No. 333-164694
relating to the Eksportfinans ASA U.S. Medium-Term Note Program

EKSPORTFINANS ASA

Auto Callable Access Securities
with Fixed Percentage Buffered Downside
Linked to the S&P 500® Index due January 4, 2013

This document is a pricing supplement. This pricing supplement provides specific pricing information in connection with this issuance of securities. Prospective investors should read this pricing supplement together with the prospectus supplement and prospectus dated February 4, 2010 for a description of the specific terms and conditions of the particular issuance of securities. This pricing supplement amends and supersedes the accompanying prospectus supplement and prospectus to the extent that the information provided in this pricing supplement is different from the terms set forth in the prospectus supplement or the prospectus.

Issuer:	Eksportfinans ASA

Agent:	Wells Fargo Securities, LLC. The agent may make sales through its affiliates or selling agents.

Principal Amount:	Each security will have a principal amount of $1,000.00. Each security will be offered at an initial public offering price of $1,000.00.

Maturity Date:	January 4, 2013. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of business days.

Interest:	We will not pay you interest during the term of the securities.

Index:	The return on the securities is linked to the performance of the S&P 500® Index, which we refer to as the Index.

Payment at Maturity:

If we have not previously called the securities for the call price pursuant to a call event, the amount you will receive at maturity, for each security you own, will depend upon the change in the level of the Index based on the final Index level relative to the initial Index level (calculated as described in this pricing supplement).

If the final Index level is less than the initial Index level but greater than or equal to the buffer level, the payment at maturity per security will equal the principal amount.

If the final Index level is less than the buffer level, the payment at maturity per security will equal the issue price of $1,000.00 minus an amount equal to the product of (i) the issue price of $1,000.00 and (ii) the decline of the Index in excess of the buffer level (expressed as a percentage of the initial Index level).

Buffer level:	[•], which is 90.00% of the initial Index level (to be determined on the trade date).

Call Event:

The securities will be automatically called, in whole, but not in part, if the closing level of the Index on any of the call dates below is greater than or equal to the initial Index level, as determined by the calculation agent in its sole discretion. If a call event occurs, you will receive an amount of cash equal to the call price per $1,000.00 security on the applicable call settlement date, as described in the table below.

	Call Dates*	Call Premium**	Call Price
	January 4, 2012	[7.00 – 9.00]% of the issue price	$[1,070.00 – 1,090.00]
	July 5, 2012	[10.50 – 13.50]% of the issue price	$[1,105.00 – 1,135.00]
	December 27, 2012	[14.00 – 18.00]% of the issue price	$[1,140.00 – 1,180.00]

* Subject to adjustment for non-trading days or market disruption events as described in this pricing supplement.

** The actual call premium and, accordingly, the actual call price corresponding to each call date, will be determined on the trade date.

Call Settlement Date: Listing:	Five business days after the applicable call date. The securities will not be listed or displayed on any securities exchange or any electronic communications network.

Trade Date:	December [•], 2010

Original Issue Date:	January [•], 2011

CUSIP Number:	[•]

     For a detailed description of the terms of the securities, see “Summary Information” beginning on page P-2 and “Specific Terms of the Securities” beginning on page P-17. Defined terms used in this cover page are defined in “Specific Terms of the Securities”.

(Continued on following page)

Wells Fargo Securities

The date of this preliminary pricing supplement is December 1, 2010

Investing in the securities involves risks. See “Risk Factors” beginning on page P-11.

     Neither the Securities and Exchange Commission (the Commission) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Per Security	Total
Maximum Public Offering Price	$1,000.00	[•]
Maximum Underwriting Discount and Commission(1)	$22.50	[•]
Maximum Proceeds to Eksportfinans ASA	$977.50	[•]

     (1) In addition to the underwriting discount and commission, the public offering price specified above includes structuring and development costs. If the securities were priced today, the underwriting discount and commission and structuring and development costs would total approximately $42.50 per $1,000.00 principal amount of the securities. The actual underwriting discount and commission and the structuring and development costs will be set forth in the final pricing supplement when the final terms of the securities are determined. In no event will the underwriting discount and commission and structuring and development costs exceed $50.00 per $1,000.00 principal amount of the securities. See “Use of Proceeds and Hedging” and “Supplemental Plan of Distribution” in this preliminary pricing supplement for further information regarding how we may hedge our obligations under the securities.

     Capitalized terms used in this pricing supplement without definition have the meanings given to them in the accompanying prospectus supplement and prospectus.

SUMMARY INFORMATION

     This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the Auto Callable Access Securities with Fixed Percentage Buffered Downside Linked to the S&P 500® Index due January 4, 2013 (the securities). You should carefully read this pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the securities, the S&P 500® Index, which we refer to as the Index, and the tax and other considerations that are important to you in making a decision about whether to invest in the securities. You should carefully review the section “Risk Factors” in this pricing supplement and the accompanying prospectus supplement and prospectus, which highlight certain risks associated with an investment in the securities, to determine whether an investment in the securities is appropriate for you.

     Unless otherwise mentioned or unless the context requires otherwise, all references in this pricing supplement to “Eksportfinans”, “we”, “us” and “our” or similar references mean Eksportfinans ASA and its subsidiaries.

What are the securities?

     The securities offered by this pricing supplement will be issued by Eksportfinans and will mature on January 4, 2013 unless previously called. The securities will be automatically called, in whole, but not in part, if the closing level of the Index on any of the three call dates is greater than or equal to the initial Index level, as determined by the calculation agent in its sole discretion, and you will receive an amount of cash equal to the call price per $1,000.00 security corresponding to the applicable call settlement date, as described in this pricing supplement.

     If the securities are not automatically called on one of the three call dates, the return on the securities on the maturity date will be linked to the performance of the Index. The securities will bear no interest and no other payments will be made until maturity.

     As discussed in the accompanying prospectus, the securities are debt securities and are part of a series of debt securities entitled “Medium-Term Notes” that Eksportfinans may issue from time to time. The securities will rank equally with all other unsecured and unsubordinated debt of Eksportfinans. For more details, see “Specific Terms of the Securities” beginning on page P-17.

     Each security will have a principal amount of $1,000.00. Each security will be offered at an initial public offering price of $1,000.00. You may transfer only whole securities. Eksportfinans will issue the securities in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the securities.

Do the securities guarantee the return of your principal?

     No. If we have not previously called the securities pursuant to a call event, as described below, and the final Index level is less than the buffer level, the amount you will receive at maturity will be equal to the issue price of $1,000.00 per security minus an amount equal to the product of (i) the issue price and (ii) the decline of the Index in excess of the buffer level (expressed as a percentage of the initial Index level), and will be less than the principal amount of the securities. Accordingly, if the level of the Index declines in this manner, you will lose up to 90.00% of your principal.

What will I receive if the securities are automatically called prior to the maturity date?

     A call event will occur if the closing level of the Index on any of the call dates is greater than or equal to the initial Index level, as determined by the calculation agent in its sole discretion.

     If a call event occurs, the securities will be automatically called, in whole, but not in part according to the following:

  If a call event occurs on January 4, 2012, on the corresponding call settlement date you will receive the call price of $[1,070.00 – 1,090.00], which is the issue price of $1,000.00 per security plus a call premium expected to be [7.00 – 9.00]% of the issue price, to be determined on the trade date.

  If a call event occurs on July 5, 2012, on the corresponding call settlement date you will receive the call price of $[1,105.00 – 1,135.00], which is the issue price of $1,000.00 per security plus a call premium expected to be [10.50 – 13.50]% of the issue price, to be determined on the trade date.

  If a call event occurs on December 27, 2012, on the corresponding call settlement date you will receive the call price of $[1,140.00 – 1,180.00], which is the issue price of $1,000.00 per security plus a call premium expected to be [14.00 – 18.00]% of the issue price, to be determined on the trade date.

     The call dates are January 4, 2012, July 5, 2012 and the valuation date, subject to postponement for non-trading days or market disruption events, as described below.

     The call premium will equal:

  [7.00 – 9.00]% of the issue price (to be determined on the trade date) if the call date is January 4, 2012;

  [10.50 – 13.50]% of the issue price (to be determined on the trade date) if the call date is July 5, 2012; and

  [14.00 – 18.00]% of the issue price (to be determined on the trade date) if the call date is December 27, 2012.

     The call settlement date will be the date that is five business days after the applicable call date, subject to postponement due to a non-business day or a market disruption event, as described below.

What will I receive upon maturity of the securities?

     Unless we have previously called the securities for the applicable call price pursuant to a call event, at maturity, for each security you own, you will receive a cash payment equal to the “maturity payment amount”. The maturity payment amount to which you will be entitled depends on the percentage change in the level of the Index calculated based on the final Index level (as defined below) relative to the initial Index level (as defined below).

     The maturity payment amount for each security will be determined by the calculation agent as described below:

  If the final Index level is less than the initial Index level but greater than or equal to the buffer level, the maturity payment amount per security will equal the principal amount.

  If the final Index level is less than the buffer level, the maturity payment amount per security will equal the issue price of $1,000.00 minus an amount equal to the product of (i) the issue price of $1,000.00 and (ii) the decline of the Index in excess of the buffer level (expressed as a percentage of the initial Index level), as shown by the following formula:

(buffer level – final Index level)
$1,000.00 – [$1,000.00 ×	(		)]
initial Index level

     If the final Index level is less than the buffer level, the amount you will receive at maturity will be less than the principal amount of the securities. If the final Index level is zero, the maturity payment amount will be $100.00 per security.

     The buffer level is [•], which is 90.00% of the initial Index level, which will be determined on the trade date.

     The initial Index level is [•], the closing level of the Index on the trade date.

     The final Index level will be determined by the calculation agent and will be the closing level of the Index on the valuation date.

     The closing level on any trading day will equal the official closing level of the Index or any successor index (as defined under “Specific Terms of the Securities — Discontinuation of the Index; Adjustments to the Index” below) published by the Index Sponsor at the regular weekday close of trading on that trading day. In certain circumstances, the closing level will be based on the alternate calculation of the Index described under “Specific Terms of the Securities — Discontinuation of the Index; Adjustments to the Index” below.

     The valuation date is December 27, 2012.

     If the valuation date or any of the call dates occurs on a day that is not a trading day or on which the calculation agent has determined that a market disruption event (as defined under “Specific Terms of the Securities—Market Disruption Event” below) has occurred or is continuing, then such date will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing; provided that in no event will the valuation date be postponed by more than five business days. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of business days.

     A trading day means any day on which each exchange and related exchange is scheduled to be open for its respective regular trading sessions.

     A business day means any day that is not (a) a Saturday or Sunday or (b) a legal holiday or a day on which banking institutions generally are authorized or obligated by law or executive order to close in New York City or Oslo.

     You should understand that you will only receive a payment greater than the principal amount of your securities if the closing level of the Index on one of the three designated call dates is equal to or greater than the initial Index level, as determined by the calculation agent in its sole discretion. If this occurs, you will receive your $1,000.00 principal amount plus the call premium corresponding to the applicable call date. However, if the final Index level is less than the buffer level, the amount you will receive at maturity will be less than the principal amount of the securities. Accordingly, if the level of the Index decreases in this manner, you will lose up to 90.00% of your principal.

Hypothetical Examples

     Set forth below are six hypothetical examples of the payment on your securities, both if the securities are automatically called pursuant to a call event prior to maturity and showing the calculation of the maturity payment amount if no call event occurs. For purposes of these examples we have assumed the following:

     Hypothetical initial Index level: 1,187.76

     Hypothetical buffer level: 1,068.98

     Hypothetical call events:

Call Dates	Hypothetical Call Premium(1)	Hypothetical Call Price(2)
January 4, 2012	8.00%	$1,080.00
July 5, 2012	12.00%	$1,120.00
December 27, 2012	16.00%	$1,160.00

(1)	The hypothetical call premium represents the midpoint of the specified range for the call premium.

(2)	The hypothetical call price represents the midpoint of the specified range for the call price.

A call event occurs and the securities are automatically called on one of the call dates

The three hypothetical examples below illustrate scenarios in which the securities are automatically called for the call price pursuant to a call event. In each of these examples, the level of the Index increases by 20.00% from the hypothetical initial Index level to the hypothetical closing level of the Index on the applicable call date. Accordingly, the hypothetical call price corresponding to each call date (based on a call premium of 8.00% if called on the first call date, 12.00% if called on the second call date and 16.00% if called on the third call date) offers less of a return than a direct investment in the Index in these three hypothetical examples.

Example 1—The hypothetical closing level of the Index on the first call date is 1,425.31, meaning that the securities are called:

     Hypothetical closing level: 1,425.31

Call Price (per security) =	$1,000.00 +	( $1,000.00 × 0.08 ) = $1,080.00

     Since the hypothetical closing level of the Index on the first call date is greater than the hypothetical initial Index level, the securities are automatically called and you receive the corresponding hypothetical call premium of 8.00% of the issue price. As a result, your total cash payment at the first call settlement date would be $1,080.00.

Example 2—The securities have not been called on the first call date and the hypothetical closing level of the Index on the second call date is 1,425.31, meaning that the securities are called:

     Hypothetical closing level: 1,425.31

Call Price (per security) =	$1,000.00 +	($1,000.00 × 0.12)	= $1,120.00

Since the hypothetical closing level of the Index on the second call date is greater than the hypothetical initial Index level, the securities are automatically called and you receive the corresponding hypothetical call premium of 12.00% of the issue price. As a result, your total cash payment at the last call settlement date would be $1,120.00.

Example 3—The securities have not been called on either of the first two call dates and the hypothetical closing level of the Index on the last call date is 1,425.31, meaning that the securities are called:

     Hypothetical closing level: 1,425.31

Call Price (per security) =  $1,000.00 + ( $1,000.00 × 0.16 ) = $1,160.00

     Since the hypothetical closing level of the Index on the last call date is greater than the hypothetical initial Index level, the securities are automatically called and you receive the corresponding hypothetical call premium of 16.00% of the issue price. As a result, your total cash payment at the last call settlement date would be $1,160.00.

     In each of these first three examples, as shown in the table below, the Index level fluctuates over the term of the securities and the Index closes above the hypothetical initial Index level of 1,187.76 on one of the three call dates. Because the hypothetical closing level of the Index is greater than the hypothetical initial Index level on one of the three call dates, the securities are automatically called as of the applicable call date and you would receive the corresponding hypothetical call price indicated in each example.

	Example 1		Example 2		Example 3

	Hypothetical	Hypothetical	Hypothetical	Hypothetical	Hypothetical	Hypothetical
Call Date	Index Level	Call Price	Index Level	Call Price	Index Level	Call Price

January 4, 2012	1,425.31	$1,080.00	973.02	—	973.02	—
July 5, 2012	—	—	1,425.31	$1,120.00	1,030.26	—
December 27, 2012	—	—	—	—	1,425.31	$1,160.00

Hypothetical Total
Payment	$1,080.00 in January 2012		$1,120.00 in July 2012		$1,160.00 in December 2012

A call event does not occur and the securities are not automatically called on one of the call dates

Example 4—The hypothetical final Index level is 95.00% of the hypothetical initial Index level and the securities have not been called:

     Hypothetical final Index level: 1,128.37

     Since the hypothetical final Index level is less than the hypothetical initial Index level but greater than the hypothetical buffer level and the securities were not called on any call date, you would receive the principal amount of $1,000.00.

Example 5—The hypothetical final Index level is 80.00% of the hypothetical initial Index level and the securities have not been called:

     Hypothetical final Index level: 950.21

     Maturity payment amount (per security) = $1,000.00 – [$1,000.00 × ((buffer level – final Index level) / initial Index level)]

(1,068.98 – 950.21)
$1,000.00 – [ $1,000.00 ×		] = $900.00
1,187.76

     Since the hypothetical final Index level is less than the hypothetical buffer level and the securities were not called on any call date, the amount you would receive at maturity will be equal to the issue price of $1,000.00 per security minus an amount equal to the product of (i) the original offering price per security of $1,000.00 and (ii) the decline of the Index in excess of the buffer level, and you would lose some of your principal. Although the Index declined by 20.00% from the hypothetical initial Index level to the hypothetical final Index level, your total cash payment at maturity would be $900.00 per security, representing a 10.00% loss of the principal amount of your securities.

Example 6—The hypothetical final Index level is 50.00% of the hypothetical initial Index level and the securities have not been called:

     Hypothetical final Index level: 593.88

     Maturity payment amount (per security) = $1,000.00 – [$1,000.00×((buffer level – final Index level) / initial Index level)]

(1,068.98 – 593.88)
$1,000.00 – [ $1,000.00 ×		] = $600.00
1,187.76

     Since the hypothetical final Index level is less than the hypothetical buffer level and the securities were not called on any call date, the amount you would receive at maturity will be equal to the issue price of $1,000.00 per security minus an amount equal to the product of (i) the original offering price per security of $1,000.00 and (ii) the decline of the Index in excess of the buffer level, and you would lose some of your principal. Although the Index declined by 50.00% from the hypothetical initial Index level to the hypothetical final Index level, your total cash payment at maturity would be $600.00 per security, representing a 40.00% loss of the principal amount of your securities.

     The following graph sets forth the return at maturity for a range of final Index levels. For purposes of these examples we have assumed the following:

Call Dates	Hypothetical Call Premium(1)	Hypothetical Call Price(2)
January 4, 2012	8.00%	$1,080.00
July 5, 2012	12.00%	$1,120.00
December 27, 2012	16.00%	$1,160.00

(3)	The hypothetical call premium represents the midpoint of the specified range for the call premium.

(4)	The hypothetical call price represents the midpoint of the specified range for the call price.

Return Profile of Access Securities vs. the Index

Who should or should not consider an investment in the securities?

     We have designed the securities for investors who seek exposure to the Index who believe that the Index level will be greater than or equal to the initial Index level on one of the call dates and who want to receive the call price corresponding to the applicable call date if a call event occurs; who understand that, if the final Index level is less than the buffer level, they will lose money on their investment and they should be willing to risk up to 90.00% of their investment, and who are willing to hold their securities until maturity.

     The securities are not designed for, and may not be a suitable investment for, investors who are unable or unwilling to hold the securities to maturity, who seek a guaranteed return of their principal on their investment and who are unwilling to make an investment exposed to any downside performance risk of the Index, or who wish to participate in the full upside performance of the Index. This may not be a suitable investment for investors who prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

What will I receive if I sell the securities prior to maturity?

     The market value of the securities may fluctuate during the term of the securities. Several factors and their interrelationship will influence the market value of the securities, including the level of the Index, dividend yields of the component common stocks underlying the Index, the time remaining to maturity of the securities, interest and yield rates in the market and the volatility of the Index. If you sell your securities prior to maturity, you may have to sell them at a discount to the principal amount of the securities. Depending on the impact of these factors, you may receive less than $1,000.00 per security from any sale of your securities before the maturity date of the securities and less than what you would have received had you held the securities until maturity. For more details, see “Risk Factors — Many factors affect the market value of the securities” on page P-13.

Who publishes the Index and what does the Index measure?

     The S&P 500® Index (the Index) includes a representative sample of 500 leading companies in leading industries of the U.S. economy and is published by Standard & Poor's Financial Services LLC (Standard & Poor's or S&P, or the Index Sponsor). The Index is intended to provide an indication of the pattern of common stock price movement. Standard & Poor's has recently begun calculating the level of the Index using a full float-adjusted formula. By using the full float-adjusted formula, the Index reflects only those shares that are available to investors, not all of a company's outstanding shares.

     The Index is determined, calculated and maintained by the Index Sponsor without regard to the securities.

     You should be aware that an investment in the securities does not entitle you to any ownership interest in the common stocks of the companies included in the Index. For a detailed discussion of the Index, see “S&P 500® Index” beginning on page P-23.

How has the Index performed historically?

     You can find a table with the high, low and closing levels of the Index during each calendar quarter from the first calendar quarter of 2004 to the present in the section entitled “S&P 500® Index — Historical Closing Levels of the Index” in this pricing supplement. We obtained the historical information from Bloomberg Financial Markets without independent verification. You should not take the past performance of the Index as an indication of how the Index will perform in the future.

What about taxes?

     The treatment of the securities for United States Federal income tax purposes is uncertain. We and, by purchasing a security, you agree, in the absence of a change in law, an administrative determination or a judicial ruling to the contrary, to characterize the securities for all tax purposes as pre-paid derivative contracts linked to the value of the Index. Under this characterization of the securities, you generally should recognize capital gain or loss upon the sale or maturity of your securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for the securities.

     For further discussion, see “Supplemental Tax Considerations” below and “Taxation in the United States” in the accompanying prospectus supplement and prospectus.

Will the securities be listed on a stock exchange?

     The securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a liquid trading market will develop for the securities. Accordingly, if you sell your securities prior to maturity, you may have to sell them at a substantial loss. You should review the section entitled “Risk Factors — There may not be an active trading market for the securities” in this pricing supplement.

Are there any risks associated with my investment?

     Yes, an investment in the securities is subject to significant risks, including the risk of loss of up to 90.00% of your principal. We urge you to read the detailed explanation of risks in “Risk Factors” beginning on page P-11.

RISK FACTORS

     An investment in the securities is subject to the risks described below, the risks described under “Risk Factors — Risks related to index linked notes or notes linked to certain assets” beginning on page S-6 of the accompanying prospectus supplement and the explanation of certain risks related to Eksportfinans contained in Item 3 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2009, which was filed with the Commission on March 26, 2010 and is incorporated by reference herein. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the component common stocks, i.e., the common stocks underlying the Index to which your securities are linked. You should carefully consider whether the securities are suited to your particular circumstances.

Your investment may result in a loss of some or all of your principal

     We will not repay you a fixed amount of principal on the securities at maturity. If we have not previously called the securities for the call price pursuant to a call event, the payment at maturity on the securities will depend on the percentage change in the level of the Index based on the final Index level relative to the initial Index level. Because the level of the Index is subject to market fluctuations, the amount of cash you receive at maturity may be less than the principal amount of the securities. If the final Index level is less than the buffer level, the maturity payment amount will be less than the principal amount of each security. Accordingly, if the level of the Index decreases in this manner, you will lose up to 90.00% of your principal.

You will not receive interest payments on the securities

     You will not receive any periodic interest payments on the securities or any interest payment at maturity. If we have not previously called the securities for the call price pursuant to a call event, your payment at maturity will depend on the percentage change in the level of the Index based on the final Index level relative to the initial Index level.

Your yield may be lower than the yield on a standard debt security of comparable maturity

     The yield that you will receive on your securities, which could be negative, may be less than the return you could earn on other investments. Even if your yield is positive, your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of Eksportfinans with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike conventional senior non-callable debt securities, the securities do not guarantee the return of all of the principal amount at maturity. In addition, no interest will be paid during the term of your securities.

Your securities are subject to the automatic call associated with a call event

     If the closing level of the Index on one of the three call dates is greater than or equal to the initial Index level, as determined by the calculation agent in its sole discretion, your securities will be automatically called and you will receive the applicable call price on the corresponding call settlement date, as specified under “Specific Terms of the Securities—Call Event” in this pricing supplement. If your securities are automatically called on one of the first two call dates, the term of your securities will be limited (to as little as one year and five days in the case of the first call date) and you might not be able to reinvest your principal in an investment with a similar return profile.

Your return is limited and will not reflect the return of owning the common stocks underlying the Index

     You should understand that the return on the securities is limited. If the securities are called, the amount you receive on the call date will never exceed the call price for that call date. If the securities are not called, the maturity payment amount will never exceed the principal amount. You will only receive a payment greater than the principal amount of your securities if the closing level of the Index on one of the three designated call dates is equal to or greater than the initial Index level, as determined by the calculation agent in its sole discretion. If this occurs, any positive return on the securities is based on $1,000.00 times the call premium corresponding to the applicable call date. If the call premium to which you are entitled in this situation is less than the return on the Index (as measured by (a) the closing level of the Index on the applicable call date minus the initial Index level divided by (b) the initial Index level, expressed as a percentage), then the return on your securities will be less than the amount you would receive from a direct investment in the Index. In no event will the amount you receive on the call settlement date corresponding to the applicable call date be greater than the call price corresponding to that call date. However, if the securities are not automatically called for the call price pursuant to a call event, and the final Index level is less than the buffer level, at maturity you will lose up to 90.00% of your principal.

Owning the securities is not the same as owning the common stocks underlying the Index

     The return on your securities will not reflect the return you would realize if you actually owned and held the common stocks underlying the Index for a similar period. First, any potential call event will be based on the level of the Index, which is a price-return index, on the call dates, and the return on the securities if automatically called on one of the call dates will not take into account the value of any dividends that may be paid on the common stocks underlying the Index. Second, if the securities are not automatically called, the maturity payment amount will be based on the performance of the Index, and your return on the securities will similarly not take into account the value of any dividends that may be paid on the common stocks underlying the Index. Third, as a holder of the securities, you will not be entitled to receive any dividend payments or other distributions on the common stocks underlying the Index, nor will you have voting rights or any other rights that holders of the common stocks underlying the Index may have.

     Even if the level of the Index increases above the initial Index level during the term of the securities, the market value of the securities may not increase by the same amount. Your securities will be automatically called if the closing level of the Index on one of the three call dates is greater than or equal to the initial Index level, as determined by the calculation agent in its sole discretion, and your return on the securities will be limited to the call price corresponding to the applicable call date as shown in this pricing supplement. It is also possible for the level of the Index to increase while the market value of the securities declines.

There may not be an active trading market for the securities

     The securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a liquid trading market will develop for the securities. The development of a trading market for the securities will depend on our financial performance and other factors such as the increase, if any, in the level of the Index. Even if a secondary market for the securities develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices for the securities in any secondary market could be substantial. If you sell your securities before maturity, you may have to do so at a discount from the initial public offering price, and, as a result, you may suffer substantial losses.

     Wells Fargo Securities, LLC and its broker-dealer affiliates currently intend to make a market for the securities, although they are not required to do so and may stop any such market-making activities at any time. As market makers, trading of the securities may cause Wells Fargo Securities, LLC or its broker-dealer affiliates to have long or short positions in the securities. The supply and demand for the securities, including inventory positions of market makers, may affect the secondary market for the securities.

Many factors affect the market value of the securities

     The market value of the securities will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the market value of the securities caused by another factor and that the effect of one factor may compound the decrease in the market value of the securities caused by another factor. For example, a change in the volatility of the Index may offset some or all of any increase in the market value of the securities attributable to another factor, such as an increase in the level of the Index. In addition, a change in interest rates may offset other factors that would otherwise change the level of the Index, and therefore, may change the market value of the securities. We expect that the market value of the securities will depend substantially on the amount, if any, by which the Index level exceeds or does not exceed the initial Index level. If you choose to sell your securities when the level of the Index exceeds the initial Index level (unless this occurs on one of the three call dates, in which case the securities will be automatically called, in whole, but not in part, for the call price corresponding to that call date), you may receive substantially less than the amount that would be payable at the next call date, if the level of the Index continues to exceed the initial Index level at that time, based on this level because of the expectation that the Index will continue to fluctuate until the final Index level is determined. We believe that other factors that may also influence the value of the securities include:

  the volatility (frequency and magnitude of changes in the level) of the Index and, in particular, market expectations regarding the volatility of the Index;

  interest rates in the U.S. market;

  the dividend yields of the common stocks included in the Index;

  our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market;

  changes that affect the Index, such as additions, deletions or substitutions;

  the time remaining to maturity;

  the level of the Index at times closely preceding a call date; and

  geopolitical, economic, financial, political, regulatory or judicial events as well as other conditions may affect the common stocks included in the Index.

We have no affiliation with the Index Sponsor and are not responsible for its public disclosure of information

     We are not affiliated with the Index Sponsor in any way (except for licensing arrangements discussed below under the “S&P 500® Index”) and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. If the Index Sponsor discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the securities or the maturity payment amount. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See “Specific Terms of the Securities — Market Disruption Event” on page P-18 and “Specific Terms of the Securities — Discontinuation of/Adjustments to the Index” on page P-20. The Index Sponsor is not involved in the offer of the securities in any way and has no obligation to consider your interest as an owner of securities in taking any actions that might affect the value of your securities.

     Each security is an unsecured debt obligation of Eksportfinans only and is not an obligation of the Index Sponsor. None of the money you pay for your securities will go to the Index Sponsor. Since the Index Sponsor is not involved in the offering of the securities in any way, it has no obligation to consider your interest as an owner of securities in taking any actions that might affect the value of your securities. The Index Sponsor may take actions that will adversely affect the market value of the securities.

     We have derived the information about the Index Sponsor and the Index in this pricing supplement from publicly available information, without independent verification. We do not assume any responsibility for the adequacy or accuracy of the information about the Index or the Index Sponsor contained in this pricing supplement. You, as an investor in the securities, should make your own investigation into the Index and the Index Sponsor.

Historical levels of the Index should not be taken as an indication of the future levels of the Index during the term of the securities

     The trading prices of the common stocks underlying the Index will determine the Index level at any given time. As a result, it is impossible to predict whether the level of the Index will rise or fall. Trading prices of the common stocks underlying the Index will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of the common stocks underlying the Index.

Hedging transactions may affect the return on the securities

     As described below under “Use of Proceeds and Hedging” on page P-31, we through one or more hedging counterparties may hedge our obligations under the securities by purchasing common stocks underlying the Index, futures or options on the Index or common stocks underlying the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the trading prices of common stocks underlying the Index or the level of the Index, and may adjust these hedges by, among other things, purchasing or selling common stocks underlying the Index, futures, options, or exchange-traded funds or other derivative instruments with returns linked to the Index or the common stocks underlying the Index at any time. Although they are not expected to, any of these hedging activities may adversely affect the trading prices of common stocks underlying the Index and/or the level of the Index and, therefore, the market value of the securities. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the securities declines.

The inclusion of the underwriting discount and commission and the structuring and development costs in the initial public offering price of the securities and certain hedging costs are likely to adversely affect the price at which you can sell your securities

     Assuming no change in market conditions or any other relevant factors, the price, if any, at which Wells Fargo Securities, LLC is willing to purchase the securities in secondary market transactions will likely be lower than the initial public offering price. The initial public offering price includes, and secondary market prices are likely to exclude, the underwriting discount and commission paid in connection with the initial distribution and the structuring and development costs. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. We expect such costs will include the projected profit that our hedge counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by Wells Fargo Securities, LLC as a result of dealer discounts, mark-ups or other transactions.

Potential conflicts of interest could arise

     Wells Fargo Securities, LLC and its affiliates may engage in trading activities related to the Index that are not for the account of holders of the securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the securities and the interests Wells Fargo Securities, LLC and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in account under their management. These trading activities could be adverse to the interests of the holders of the securities.

     Affiliates of the agent may presently or from time to time engage in business with one or more of the issuers of component common stocks included in the Index. This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services. In the course of business, affiliates of the agent may acquire non-public information relating to these companies and, in addition, one or more affiliates of the agent may publish research reports about these companies. The agent does not make any representation to any purchasers of the securities regarding any matters whatsoever relating to the issuers of component common stocks included in the Index. Any prospective purchaser of the securities should undertake an independent investigation of these companies as in its judgment is appropriate to make an informed decision regarding an investment in the securities. The composition of the issuers of component stocks included in the Index does not reflect any investment or sell recommendations of affiliates of the agent.

The calculation agent may postpone the valuation date or any call date and, therefore, determination of the final Index level or the closing level of the Index, as applicable, and the maturity date or any call settlement date, as applicable, if a market disruption event occurs on the valuation date or any call date

     The valuation date and any call date and, therefore, determination of the final Index level or the closing level of the Index, as applicable, may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the valuation date or any call date with respect to the Index. If a postponement occurs, the calculation agent will use the closing level of the Index on the next succeeding trading day on which no market disruption event occurs or is continuing as the final Index level or the closing level of the Index for purposes of determining whether a call event has occurred on any call date so postponed. As a result, the maturity date or the call settlement date, as applicable, for the securities would be postponed. You will not be entitled to compensation from us or the calculation agent for any loss suffered as a result of the occurrence of a market disruption event, any resulting delay in payment or any change in the level of the Index after the valuation date or any call date, as applicable. See “Specific Terms of the Securities — Market Disruption Event” beginning on page P-18.

Tax consequences are uncertain

     The federal income tax treatment of the securities is uncertain and the Internal Revenue Service (the IRS) could assert that the securities should be taxed in a manner that is different than described in this pricing supplement. From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the securities. We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the securities. For example, as discussed further below, on December 7, 2007, the IRS issued a notice indicating that it and the Treasury Department (the Treasury) are actively considering whether, among other issues, you should be required to accrue ordinary income over the term of an instrument such as the securities even though you will not receive any payments with respect to the security until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

     In addition, one member of the House of Representatives introduced a bill on December 19, 2007 that, if enacted, would have required holders of instruments such as the securities purchased after the bill is enacted to accrue interest income over the term of the securities despite the fact that there will be no interest payments over the term of the securities. It is not possible to predict whether a similar bill will be re-introduced or enacted in the future and whether any such bill would affect the tax treatment of your securities.

     You should consult your tax advisor as to the tax consequences of investing in the securities, significant aspects of which are uncertain. See “Supplemental Tax Considerations” on page P-28.

SPECIFIC TERMS OF THE SECURITIES

Issuer:	Eksportfinans ASA

Specified Currency:	U.S. dollars

Principal Amount:	$1,000.00

Aggregate Principal Amount:	$[•]

Agent:	Wells Fargo Securities, LLC The agent may make sales through its affiliates or selling agents.

Agent acting in the capacity as:	Principal

Trade Date:	December [•], 2010

Original Issue Date:	January [•], 2011

Maturity Date:	January 4, 2013. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of business days.

Valuation Date:

December 27, 2012. However, if that day, or if any of the call dates, occurs on a day that is not a trading day or on which the calculation agent has determined that a market disruption event has occurred or is continuing, then such date will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing; provided that in no event will the valuation date be postponed by more than five business days. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of business days.

The Index:	The return on the securities, in excess of the principal amount, is linked to the performance the S&P 500® Index (the Index).

Payment at Maturity:

If we have not previously called the securities for the call price prior to the maturity date pursuant to a call event, at maturity, for each security you own, you will receive a cash payment equal to the maturity payment amount. The maturity payment amount to which you will be entitled depends on the change in the level of the Index based on the final Index level relative to the initial Index level.

The maturity payment amount for each security will be determined by the calculation agent as described below:

  If the final Index level is less than the initial Index level but greater than or equal to the buffer level, the maturity payment amount per security will equal the principal amount.

  If the final Index level is less than the buffer level, the maturity payment amount per security will equal the issue price of $1,000.00 minus an amount equal to the product of (i) the issue price of $1,000.00 and (ii) the decline of the Index in excess of the buffer level (expressed as a percentage of the initial Index level).

If the final Index level is less than the buffer level, you will lose up to 90.00% of your principal. If the final Index level is zero, the maturity payment amount will be 10.00% of the principal amount of the securities.

You should understand that you will only receive a payment greater than the principal amount of your securities if the closing level of the Index on one of the three call dates is equal to or greater than the initial Index level, as determined by the calculation agent in its sole discretion. If this occurs, you will receive your $1,000.00 principal amount plus the call premium corresponding to the applicable call date. However, if the final Index level is less than the buffer level, the amount you will receive at maturity will be less than the principal amount of the securities. Accordingly, if the level of the Index decreases in this manner, you will lose up to 90.00% of your principal.

If any payment is due on the securities on a day which is not a day on which commercial banks settle payments in the City of New York or Oslo, then such payment may be made on the next day that is a day on which commercial banks settle payments in the City of New York or Oslo, in the same amount and with the same effect as if paid on the original due date.

Buffer level:	[•], which is 90.00% of the initial Index level (to be determined on the trade date).

Initial Index Level:	[•], the closing level of the Index on the trade date.

Final Index Level:	The closing level of the Index on the valuation date, as determined by the calculation agent.

Closing Level:

The official closing level of the Index or any successor index (as defined under “Specific Terms of the Securities — Discontinuation of the Index; Adjustments to the Index” below) published by the Index Sponsor at the regular weekday close of trading on that trading day. In certain circumstances, the closing level will be based on the alternate calculation of the Index described under “Specific Terms of the Securities — Discontinuation of the Index; Adjustments to the Index” below.

Call Event:

The securities will be automatically called, in whole, but not in part, if the closing level of the Index on any of the call dates below is greater than or equal to the initial Index level, as determined by the calculation agent in its sole discretion. If a call event occurs, you will receive an amount of cash per $1,000.00 security equal to the call price on the applicable call settlement date, as follows:

Call Dates*	Call Premium**	Call Price

January 4, 2012	[7.00 – 9.00]% of the issue price	$[1,070.00 – 1,090.00]
July 5, 2012	[10.50 – 13.50]% of the issue price	$[1,105.00 – 1,135.00]
December 27, 2012	[14.00 – 18.00]% of the issue price	$[1,140.00 – 1,180.00]

* Subject to adjustment for non-trading days or market disruption events as described in this pricing supplement.

** The actual call premium and, accordingly, the actual call price corresponding to each call date, will be determined on the trade date.

Call Settlement Date:	Five business days after the applicable call date, subject to postponement due to a non-business day or a market disruption event.

Market Disruption Event:

A market disruption event, as determined by the calculation agent in its sole discretion, means an exchange or any related exchange fails to open for trading during its regular trading session or the occurrence or existence of any of the following events:

  a trading disruption, if the calculation agent determines it is material, at any time during the one hour period that ends at the close of trading for an exchange or related exchange; or

  an exchange disruption, if the calculation agent determines it is material, at any time during the one hour period that ends at the close of trading for an exchange or related exchange; or

  an early closure.

For the purposes of determining whether a market disruption event exists at any time, if a market disruption event occurs in respect of a security included in the Index at any time, then the relevant percentage contribution of that security to the level of the Index will be based on a comparison of (i) the portion of the level of the Index attributable to that security and (ii) the overall level of the Index, in each case immediately before the occurrence of such market disruption event.

A trading disruption means any suspension of or limitation imposed on trading by the exchange or related exchange or otherwise, whether by reason of movements in price exceeding limits permitted by the exchange or related exchange or otherwise, (i) relating to securities that compose 20 percent or more of the level of the Index or (ii) in options contracts or futures contracts relating to the Index on any related exchange.

An exchange disruption means any event (other than a scheduled early closure) that disrupts or impairs (as determined by the calculation agent in its sole discretion) the ability of market participants in general to (i) effect transactions in or obtain market values on any exchange or related exchange in securities that compose 20 percent or more of the level of the Index or (ii) effect transactions in options contracts or futures contracts relating to the Index on any relevant related exchange.

An early closure means the closure on any exchange business day of any exchange relating to securities that compose 20 percent or more of the level of the Index or any related exchange prior to its normally scheduled closing time unless such earlier closing time is announced by such exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such exchange or related exchange on such exchange business day and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such exchange business day.

An exchange means the primary organized exchange or quotation system for trading any securities included in the Index and any successor to any such exchange or quotation system or any substitute exchange or quotation system to which trading in any securities underlying the Index has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the securities underlying the Index on such substitute exchange or quotation system as on the original exchange).

An exchange business day means any trading day on which each exchange and related exchange is open for business during its regular trading session, notwithstanding any such exchange or related exchange closing prior to its scheduled weekday closing time, without regard to after hours or other trading outside its regular trading session hours.

A related exchange means each exchange or quotation system on which futures or options contracts relating to the Index are traded, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to such Index has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to such Index on such temporary substitute exchange or quotation system as on the original related exchange).

Discontinuation of/Adjustments to the Index:

If the Index Sponsor discontinues publication of the Index and the Index Sponsor or another entity publishes a successor or substitute Index that the calculation agent determines, in its sole discretion, to be comparable to the Index (a successor index), then, the calculation agent will substitute the successor index as calculated by the Index Sponsor or any other entity for the Index and calculate the final Index level as described above under “—Payment at Maturity”.

If the Index Sponsor discontinues publication of the Index and:

  the calculation agent does not select a successor index, or the successor index is no longer published on any of the relevant trading days,

the calculation agent will compute a substitute level for the Index in accordance with the procedures last used to calculate the level of the Index before any discontinuation but using only those securities that composed the Index prior to such discontinuation. If a successor index is selected or the calculation agent calculates a level as a substitute for the Index as described below, the successor index or level will be used as a substitute for the Index for all purposes going forward, including for purposes of determining whether a market disruption event exists, even if the Index Sponsor elects to begin republishing the Index, unless the calculation agent in its sole discretion decides to use the republished Index.

If the Index Sponsor discontinues publication of the Index before the valuation date and the calculation agent determines that no successor index is available at that time, then on each trading day until the earlier to occur of:

  the determination of the final Index level, or

  a determination by the calculation agent that a successor index is available,

the calculation agent will determine the level that would be used in computing the maturity payment amount as described in the preceding paragraph as if that day were a trading day. The calculation agent will cause notice of each level to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation, and arrange for information with respect to these levels to be made available by telephone.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index would be expected to adversely affect the value of, liquidity of and trading in the securities.

If at any time the method of calculating the level of the Index or the level of the successor index, changes in any material respect, or if the Index or successor index is in any other way modified so that the Index or successor index does not, in the opinion of the calculation agent, fairly represent the level of the Index had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in City of New York, on each date that the closing level of the Index is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a level of a stock index comparable to the Index or such successor index, as the case may be, as if those changes or modifications had not been made, and calculate the closing level with reference to the Index or such successor index, as so adjusted. Accordingly, if the method of calculating the Index or a successor index is modified and has a dilutive or concentrative effect on the level of such index e.g., due to a split, then the calculation agent will adjust such index in order to arrive at a level of such index as if it had not been modified, e.g., as if a split had not occurred.

Neither the calculation agent nor Eksportfinans will have any responsibility for good faith errors or omissions in calculating or disseminating information regarding the Index or any successor index or as to modifications, adjustments or calculations by the Index Sponsor or any successor index sponsor in order to arrive at the level of the Index or any successor index.

Calculation Agent:

Wells Fargo Securities, LLC will serve as the calculation agent. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, absent a determination of a manifest error, will be conclusive for all purposes and binding on the holders and beneficial owners of the securities.

Business Day:

For purposes of this issuance, a Business Day means any day that is not (a) a Saturday or Sunday or (b) a legal holiday or a day on which banking institutions generally are authorized or obligated by law or executive order to close in New York City or Oslo.

Trading Day:	Any day on which each exchange and related exchange is scheduled to be open for its respective regular trading sessions.

Tax Redemption:	No

Additional Amounts Payable:	No

Authorized Denominations:	$1,000.00 and integral multiples of $1,000.00 in excess thereof

Form of Securities:	Book-entry

Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.

Events of Default and Acceleration:

If the maturity of the securities is accelerated upon an event of default under the indenture referenced in the accompanying prospectus, the amount payable upon acceleration will be determined by the calculation agent. Such amount will be the redemption amount calculated as if the date of declaration of acceleration were the valuation date.

     The securities are not renewable notes, amortizing notes or zero coupon notes, each as described in the prospectus supplement. In addition, there is no optional redemption or extension of maturity in connection with the securities.

     Capitalized terms used in this pricing supplement without definition have the meanings given to them in the accompanying prospectus supplement and prospectus.

     You should read this pricing supplement together with the prospectus dated February 4, 2010, as supplemented by the prospectus supplement dated February 4, 2010 relating to our medium-term notes of which these securities are a part. This pricing supplement, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk factors” in the accompanying prospectus supplement dated February 4, 2010, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

     You may access the prospectus dated February 4, 2010, as supplemented by the prospectus supplement dated February 4, 2010, on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

     http://www.sec.gov/Archives/edgar/data/700978/000095012310008669/u08181fv3asr.htm

     Our Central Index Key, or CIK, on the SEC Web site is 700978. As used in this pricing supplement, “we,” “us,” or “our” refers to Eksportfinans ASA.

S&P 500® INDEX

     We have obtained all information regarding the Index contained in this pricing supplement, including its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Standard & Poor's. Standard & Poor's has no obligation to continue to publish, and may discontinue publication of, the Index. We do not assume any responsibility for the accuracy or completeness of such information.

     The Index is determined, comprised and calculated by Standard & Poor's without regard to the notes. The Index is intended to provide an indication of the pattern of common stock price movement. Beginning on March 18, 2005, Standard & Poor's shifted from a market capitalization-weighted formula to a half float-adjusted formula, and as of September 16, 2005, Standard & Poor's shifted to a full float-adjusted formula, as described in further detail below. With a float-adjusted index, the share counts used in calculating the Index reflect only those shares of a company that are available to investors, not all of a company's outstanding shares. Float adjustment excludes shares that are closely held by other publicly traded companies, control groups or government agencies. Moreover, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float.

     As of November 29, 2010, the aggregate market value of the 500 companies included in the Index represented approximately 75% of the aggregate market value of stocks included in the Standard & Poor's Stock Guide Database of domestic common stocks traded in the United States. Standard & Poor's chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the New York Stock Exchange, which Standard & Poor's uses as an assumed model for the composition of the total market. Relevant criteria employed by Standard & Poor's include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the Index with the percentage corresponding to the number of companies as of November 29, 2010 included in each group indicated in parentheses: consumer discretionary (10.79%), consumer staples (10.99%), energy (11.69%), financials (15.33%), health care (11.16%), industrials (10.85%), information technology (19.13%), materials (3.60%), telecommunication services (3.06%) and utilities (3.41%). Standard & Poor's may from time to time, in its sole discretion, add companies to, or delete companies from, the Index to achieve the objectives stated above.

     The level of the Index at any time does not reflect the payment of dividends on the component stocks included in the Index. Because of this factor, the return on the securities will not be the same as the return you would receive if you were to purchase these component stocks and hold them for a period equal to the term of the offered securities.

Selection of component stocks included in the Index

     The Index is maintained by the S&P Index Committee, whose members include Standard and Poor's economists and index analysts. The S&P Index Committee establishes Index Committee Policy used to maintain the indices in an independent and objective manner.

     The S&P Index Committee follows a set of published guidelines for maintaining the index:

     (i) Criteria for inclusion

  U.S. Companies. To determine what is a “U.S. Company”, the S&P Index Committee looks at a number of factors, including location of the company's operations, its corporate structure, accounting standards and exchange listings.

  Adequate liquidity and reasonable per-share price. The ratio of annual dollar value traded to the market capitalization should be 0.3 or greater. Very low stock prices can affect a stock's liquidity.

  Market capitalization of $4 billion or more which amount is reviewed from time to time to assure consistency with market conditions.

  Financial viability, usually measured as four consecutive quarters of positive as-reported earnings. As reported earnings are GAAP Net Income excluding discontinued operations and extraordinary items.

  Public float of at least 50% of the stock.

  Maintaining sector representation. The S&P Index Committee strives to maintain a balance for the Index in line with the sector balance of the universe of eligible companies between the market cap range.

  Initial Public Offerings (IPO's) should be “seasoned” for 6 to 12 months before being considered for addition to indices.

  Operating Company and not a closed-end fund, holding company, partnership, investment vehicle or royalty trust. Real Investment Trusts are eligible for inclusion.

     (ii) Criteria for exclusion

  Companies involved in mergers, being acquired or significantly restructured such that they no longer meet the inclusion criteria.

  Companies which substantially violate one or more of the addition criteria. Standard & Poor's believes turnover in index membership should be avoided when possible. The addition criteria are for addition to an index, not for continued membership. As a result, a company in an index that appears to violate the criteria for addition to that index will not be deleted unless ongoing conditions warrant an index change. When a company is removed from an index, Standard & Poor's will explain the basis for the removal.

Computation of the Index

     Standard & Poor's currently uses a full float-adjusted formula to compute the Index as of a particular time. Specifically, the float-adjusted Index is equal to the quotient of (i) the sum of the products of (x) the price of each component stock, (y) the total shares outstanding of each component stock and (z) the investable weight factor and (ii) the index divisor. The investable weight factor equals the quotient of the available float shares of a component stock and the total shares outstanding of that component stock. In turn, the available float shares equals the total shares outstanding less shares that are closely held by other publicly traded companies, control groups or government agencies, where the shares held by the individuals in those aforementioned groups exceeds 10% of the outstanding shares. No assurance can be given that Standard & Poor's will not modify or change this methodology in a manner that may affect the payment amount for the notes upon maturity or otherwise.

     To prevent the level of the Index from changing due to corporate actions, all corporate actions which affect the total market value of the Index, which is defined as the sum of the products of the market price for each component stock and the number of outstanding shares of that component stock, require an adjustment to the index divisor. All index divisor adjustments are made after the closing of trading and after the calculation of the closing level of Index. Some corporate actions, like stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require adjustments to the index divisor.

     The table below summarizes the types of corporate actions that require maintenance adjustments and indicates whether an adjustment to the index divisor is necessary.

Type of Corporate Action	Adjustment Factor		Divisor Adjustment Required

Stock Split (e.g., 2-for-1)	shares outstanding multiplied by 2; stock		No
price divided by 2

Share Issuance (i.e., change = 5%)	shares outstanding plus newly issued		Yes
shares

Share Repurchase (i.e., change = 5%)	shares outstanding minus repurchased		Yes
shares

Special Cash Dividends	share price minus special dividend		Yes

Company Change	add new company market value minus		Yes
old company market value

Rights Offering	price of parent company minus		Yes

	( price of rights	)

right ratio

Spinoffs	price of parent company minus		Yes

	( price of spinoff Co.	)

share exchange ratio

Historical Closing Levels of the Index

     Since its inception, the Index has experienced significant fluctuations. Any historical upward or downward trend in the closing level of the Index during any period shown below is not an indication that the closing level of the Index is more or less likely to increase or decrease at any time during the term of the securities. The historical levels of the Index do not give an indication of future performance of the Index. We cannot make any assurance that the future performance of the Index or the trading prices of the underlying common stocks will result in holders of the securities receiving a positive total return on their investment.

     We obtained the closing levels of the Index listed below from Bloomberg Financial Markets without independent verification. The actual level of the Index at or near maturity of the securities may bear little relation to the historical levels shown below.

     The following table sets forth the published high, low and quarter-end closing levels of the Index from January 1, 2004 through September 30, 2010 and the period from October 1, 2010 to November 29, 2010. On November 29, 2010, the closing level of the Index was 1,187.76. This historical data on the Index is not indicative of the future levels of the Index or what the market value of the securities may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not any indication that the level of the Index is more or less likely to increase or decrease at any time during the term of the securities.

High, Low and Quarter-End Closing Levels of the Index

Quarter/Period – Start Date	Quarter/Period – End Date	High Closing Level of the Index	Low Closing Level of the Index	Quarter/Period – End Closing Level of the Index

01/01/2004	01/31/2004	1,157.76	1,091.33	1,126.21
04/01/2004	06/30/2004	1,150.57	1,084.10	1,140.84
07/01/2004	09/30/2004	1,129.30	1,063.23	1,114.58
10/01/2004	12/31/2004	1,213.55	1,094.81	1,211.92

01/01/2005	03/31/2005	1,225.31	1,163.75	1,180.59
04/01/2005	06/30/2005	1,216.96	1,137.50	1,191.33
07/01/2005	09/30/2005	1,245.04	1,194.44	1,228.81
10/01/2005	12/31/2005	1,272.74	1,176.84	1,248.29

01/01/2006	03/31/2006	1,307.25	1,254.78	1,294.83
04/01/2006	06/30/2006	1,325.76	1,223.69	1,270.20
07/01/2006	09/30/2006	1,339.15	1,234.49	1,335.85
10/01/2006	12/31/2006	1,427.09	1,331.32	1,418.30

01/01/2007	03/31/2007	1,459.68	1,374.12	1,420.86
04/01/2007	06/30/2007	1,539.18	1,424.55	1,503.35
07/01/2007	09/30/2007	1,553.08	1,406.70	1,526.75
10/01/2007	12/31/2007	1,565.15	1,407.22	1,468.36

01/01/2008	03/31/2008	1,447.16	1,273.37	1,322.70
04/01/2008	06/30/2008	1,426.63	1,278.38	1,280.00
07/01/2008	09/30/2008	1,305.32	1,106.39	1,166.36
10/01/2008	12/31/2008	1,161.06	752.44	903.25

01/01/2009	03/31/2009	934.70	676.53	797.87
04/01/2009	06/30/2009	946.21	811.08	919.32
07/01/2009	09/30/2009	1,071.66	879.13	1,057.08
10/01/2009	12/31/2009	1,127.78	1,025.21	1,115.10

01/01/2010	03/31/2010	1,174.17	1,056.74	1,169.43
04/01/2010	06/30/2010	1,217.28	1,030.71	1,030.71
07/01/2010	09/30/2010	1,148.67	1,022.58	1,141.20
10/01/2010	11/29/2010	1,227.08	1,131.87	1,187.76

License Agreement

     Wells Fargo & Company, an affiliate of the agent, has entered into a non-exclusive license agreement that allows, in exchange for a fee, use of the Index in connection with the issuance of certain securities, including the securities. We expect to be a sublicensee under this agreement. The agent, its affiliate and Eksportfinans are not affiliated with Standard & Poors (S&P); S&P's only relationship to the agent, its affiliate and Eksportfinans is the licensing of the use of the Index and trademarks relating to the Index.

     S&P is under no obligation to continue the calculation and dissemination of the Index. The securities are not sponsored, endorsed, sold or promoted by S&P. No inference should be drawn from the information contained in this pricing supplement that S&P makes any representation or warranty, implied or express, to the agent, its affiliate or Eksportfinans, any holder of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities in particular or the ability of the Index to track general stock market performance.

     S&P determines, composes and calculates the Index without regard to the securities. S&P has no obligation to take into account your interest, or that of anyone else having an interest, in the securities in determining, composing or calculating the Index. S&P is not responsible for, and has not participated in the determination of, the terms, prices or amount of the securities and will not be responsible for, or participate in, any determination or calculation regarding the principal amount of the securities payable at maturity. S&P has no obligation or liability in connection with the administration, marketing or trading of the securities.

     S&P disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Index or the manner in which the Index is applied in determining the initial Index level or the final Index level or any amount payable upon maturity of the securities.

     THE INDEX IS SPONSORED BY, AND IS A SERVICE MARK OF, S&P. THE INDEX IS BEING USED WITH THE PERMISSION OF S&P.

     S&P IN NO WAY SPONSORS, ENDORSES OR IS OTHERWISE INVOLVED IN THE TRANSACTIONS SPECIFIED AND DESCRIBED IN THIS DOCUMENT (THE “TRANSACTION”) AND S&P DISCLAIMS ANY LIABILITY TO ANY PARTY FOR ANY INACCURACY IN THE DATA ON WHICH THE INDEX IS BASED, FOR ANY MISTAKES, ERRORS, OR OMISSIONS IN THE CALCULATION AND/OR DISSEMINATION OF THE INDEX, OR FOR THE MANNER IN WHICH IT IS APPLIED IN CONNECTION WITH THE TRANSACTION.

SUPPLEMENTAL TAX CONSIDERATIONS

     The following is a general description of certain United States Federal income tax considerations relating to the securities. The following does not purport to be a complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the securities and receiving payments under the securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date. This summary does not address all aspects of United States Federal income taxation of the securities that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are a holder of securities who is subject to special treatment under the United States Federal income tax laws.

     The following discussion supplements and should be read together with the discussion in the prospectus supplement and the prospectus under “Taxation in the United States” and is subject to the limitations and exceptions set forth therein. Unless otherwise noted, this discussion is only applicable to you if you are a U.S. holder (as defined in the accompanying prospectus). The following discussion represents the opinion of Allen & Overy LLP and does not address all U.S. Federal income tax matters that may be relevant to a particular prospective holder. Prospective holders should consult their own tax advisors as to the consequences of acquiring, holding and disposing of securities under the tax laws of the country of which they are resident for tax purposes as well of under the laws of any state, local or foreign jurisdiction.

     The characterization of the securities for U.S. Federal income tax purposes is not certain. As a result, some aspects of the U.S. Federal income tax consequences of an investment in the securities are not certain. No ruling is being requested from the IRS with respect to the securities and, accordingly, no assurance can be given that the IRS will agree with, and a court will ultimately uphold, the conclusions expressed herein. Although no definitive authority directly addresses the characterization of the securities or instruments similar to the securities for U.S. Federal income tax purposes, we intend to treat the securities as pre-paid cash-settled derivative contracts linked to the level of the Index and, unless otherwise indicated, the discussion below assumes this to be the case. We and, by purchasing a security, you agree, in the absence of a change in law, an administrative determination or a judicial ruling to the contrary, to characterize the securities for all tax purposes as pre-paid derivative contracts linked to the value of the Index. However, it is possible that the IRS could seek to characterize the securities in a manner that results in tax consequences (including the timing, amount and character of income) different from those described below. Prospective holders should consult their own tax advisors as to the proper characterizations and treatment of the securities for U.S. Federal income tax purposes.

     For U.S. Federal income tax purposes, you generally should recognize capital gain or loss upon the sale or maturity of your securities (which will be long-term capital gain or loss if you hold your securities for more than one year) in an amount equal to the difference between the amount you receive at such time and your tax basis in the securities. In general, your tax basis in your securities will be equal to the price you paid for them. The deductibility of capital losses is subject to limitations.

     Alternative Treatments. In light of the uncertainty as to the United States Federal income tax treatment, it would be a reasonable interpretation of the current law for the securities to be treated as a single debt instrument subject to the special tax rules governing contingent payment debt instruments.

     If the securities are so treated, you would be required to accrue interest income over the term of your securities based upon the yield at which we would issue a noncontingent fixed-rate debt instrument with other terms and conditions similar to your securities (the “comparable yield”). You would recognize gain or loss upon the sale or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your securities. In general, your adjusted basis in your securities would be equal to the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities. Any gain you recognize upon the sale or maturity of your securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your securities, and thereafter would be capital loss.

     If the securities are treated as a contingent payment debt instrument and you purchase your securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in treasury regulations governing contingent payment debt instruments. Accordingly, if you purchase your securities in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

     Because of the absence of authority regarding the appropriate tax characterization of your securities, it is possible that the IRS could seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your securities for U.S. Federal income tax purposes.

     Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities.

     In addition, for taxable years beginning after December 31, 2012, a U.S. holder that is an individual, estate or trust will generally be subject to a 3.8% tax on the lesser of (1) the U.S. holder’s net investment income for the relevant taxable year and (2) the excess of the U.S. holder’s modified gross income for the taxable year over a certain threshold.

     Finally, beginning in 2012, all payments of the proceeds of a sale, exchange or other disposition of the securities will generally be subject to information reporting and backup withholding, unless an exemption applies. Further, corporations will no longer be automatically exempt from information reporting and backup withholding.

     U.S. holders are urged to consult their tax advisors regarding the application of any of the above legislation to their ownership of the securities.

     Possible New Administrative Guidance and/or Legislation. From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the securities. We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the securities. For example, on December 7, 2007, the IRS released a notice stating that it and the Treasury are actively considering the proper federal income tax treatment of an instrument such as the securities, including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and Treasury are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, we intend to treat the securities for U.S. federal income tax purposes in accordance with the treatment set forth in this section unless and until such time as the IRS and the Treasury issue guidance providing that some other treatment is more appropriate.

     In addition, one member of the House of Representatives introduced a bill on December 19, 2007 that, if enacted, would have required holders of instruments such as the securities purchased after the bill was enacted to accrue interest income over the term of the securities despite the fact that there will be no interest payments over the term of the securities. It is not possible to predict whether a similar bill will be re-introduced or enacted in the future and whether any such bill would affect the tax treatment of your securities.

     Prospective purchasers of the securities should review the “Taxation in the United States” section in the prospectus supplement and the prospectus for a further discussion of the U.S. Federal income tax considerations and consult their tax advisors as to the consequences of acquiring, holding and disposing of the securities under the tax laws of the country of which they are resident for tax purposes as well as under the laws of any state, local or foreign jurisdiction.

USE OF PROCEEDS AND HEDGING

     The net proceeds from the sale of the securities will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Eksportfinans associated with its obligation to pay the redemption amount at the maturity of the securities. The initial public offering price of the securities includes the underwriting discount and commission and the structuring and development costs indicated on the cover page of this pricing supplement and the estimated cost of hedging our obligations under the securities.

     We have hedged our obligations under the securities through an affiliate of the agent. Our cost of hedging will include the projected profit that such counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss.

     We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No holder of the securities will have any rights or interest in our hedging activity or any positions we or any unaffiliated counterparty may take in connection with our hedging activity.

     The hedging activity discussed above and the underwriting discount and commission and structuring and development costs may adversely affect the market value of the securities from time to time and the redemption amount you will receive on the securities at maturity. See “Risk Factors — Hedging transactions may affect the return on the securities”, “Risk Factors — The inclusion of the underwriting discount and commission and the structuring and development costs in the initial public offering price of the securities and certain hedging costs are likely to adversely affect the price at which you can sell your securities” and “Risk Factors — Potential conflicts of interest could arise” for a discussion of these adverse effects.

SUPPLEMENTAL PLAN OF DISTRIBUTION

     The securities are being purchased by Wells Fargo Securities, LLC (the agent) as principal, pursuant to a terms agreement dated as of [•], 2010 between the agent and us. The agent has agreed to pay our out-of-pocket expenses of the issue of the securities.

     From time to time, the agent and its affiliates have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of the agent is our swap counterparty for a hedge of our obligations under the securities.

     In the future, the agent and its affiliates may repurchase and resell the offered securities in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.

     The agent named below has committed to purchase all of those securities if any are purchased. Under certain circumstances, the commitments of non-defaulting underwriters may be increased.

Underwriter	Aggregate principal amount

Wells Fargo Securities, LLC	$[•]
Total	$[•]

     The agent named above proposes to offer the securities in part directly to the public at the maximum public offering price set forth on the cover page of this pricing supplement and in part to Wells Fargo Advisors Financial Network, LLC or certain securities dealers at such prices less a selling concession not to exceed $22.50 per security. After the initial public offering of the securities is completed, the public offering price and concessions may be changed by the agent. The maximum discount or commission that may be received by any member of the FINRA for sales of securities pursuant to the accompanying prospectus supplement and prospectus will not exceed 8.00% of the initial public offering price of the securities.

     If the securities were priced today, the underwriting discount and commission and the structuring and development costs would total approximately $42.50 per $1,000.00 principal amount of the securities. The actual underwriting discount and commission and structuring and development costs will be set forth in the final pricing supplement when the final terms of the securities are determined. In no event will the underwriting discount and commission and the structuring and development costs exceed $50.00 per $1,000.00 principal amount of the securities.

     The initial public offering price of the securities includes the underwriting discount and commission and structuring and development costs described above and the estimated cost of hedging our obligations under the securities. As noted above, we have hedged our obligations under the securities through an affiliate of the agent. Our cost of hedging will include the projected profit that such counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risks and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss. The securities are new issues of securities with no established trading markets. We have been advised by the agent that the agent intends to make a market in the securities but is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.

     Settlement for the securities will be made in immediately available funds. The securities will be in the Same Day Funds Settlement System at DTC and, to the extent the secondary market trading in the securities is effected through the facilities of such depositary, such trades will be settled in immediately available funds.

     Eksportfinans has agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act of 1933.

     This pricing supplement and the attached prospectus and prospectus supplement may be used by Wells Fargo Securities, LLC or an affiliate of Wells Fargo Securities, LLC, in connection with offers and sales related to market-making or other transactions in the securities. Wells Fargo Securities, LLC or an affiliate of Wells Fargo Securities, LLC, may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

     From time to time the agent engages in transactions with Eksportfinans in the ordinary course of business. The agent has performed investment banking services for Eksportfinans in the last two years and has received fees for these services.

     Wells Fargo Securities, LLC, as agent, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit reclaiming a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would otherwise be in the absence of such transactions.

     No action has been or will be taken by Eksportfinans, the agent or any broker-dealer affiliates of either Eksportfinans or the agent that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on Eksportfinans, the underwriters or any broker-dealer affiliates of either Eksportfinans or the agent.